EXHIBIT 23.1

Consent of Registered Independent Public Accounting Firm

Fortune Industries, Inc.
Indianapolis, Indiana

We consent the use of our audit report dated September 28, 2010, with respect to the consolidated balances sheets of Fortune Industries, Inc. and subsidiaries as of June 30, 2010 and 2009 and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the fiscal periods ended June 30, 2010, 2009 and August 31, 2008.

/s/ SOMERSET CPAs, P.C.

Indianapolis, Indiana
September 28, 2010